Exhibit 99.1

EXECUTIVE & BOARD OF DIRECTORS COMPENSATION MARKET ANALYSIS

REPORT OF FINDINGS

Presented by:

Compensation Resources, Inc.

October 2004

OBJECTIVE

•	Compensation Resources, Inc. (CRI) was retained by I-many to determine I-many’s historical position in the marketplace with respect to Executive and Board of Directors compensation during the 2001-2003 time period.

METHODOLOGY

PUBLISHED SURVEY ANALYSIS

•	Position matches for executive positions were based on the degree of compatibility of our understanding of a position’s role and responsibilities to published job summaries in the salary surveys, in addition to meeting one or more of the following criteria:

•	Industry (SIC Code 7372: Computer Software Prepackaged)

•	Geographic location (National)

•	Company revenue (under $100 million)

•	The following are the most recent “in-house” published surveys that CRI utilized to conduct a competitive market analysis of comparable positions within the software industry.

1. Executive Compensation Report; Aon Consulting/Radford Associates 2001, 2002, 2003

2. Geographic Report on Top Management Compensation; Watson Wyatt 2001, 2002, 2003

3. Confidential National Executive & Senior Management Compensation Survey; 2001, 2002, 2003

4. National Executive Compensation Survey; Culpepper and Associates 2001, 2002, 2003

5. Officer Compensation Report; Panel Publishers 2001, 2002, 2003

•	Data was collected on both base salary and total cash compensation[1]. All data was aged to December of each year analyzed to reflect current market conditions. All data collected from the published surveys is based on a full year of employment. I-many’s base salary data is reported in the analysis as a full year of employment.

•	To determine the market value, CRI calculated the Mean, Median, Malcolm©, and Market Consensus utilizing data from the published salary surveys. The definitions of these calculations are as follows:

•	Mean: Simple average

•	Median: The middle number

•	Malcolm©: Average that eliminates the high and low data elements

•	Market Consensus: The average of the Mean, Median, and Malcolm©; represents our best estimate for the position

[1]	Total Cash Compensation (TCC) = the sum of base salary and annual incentives/bonus

PROXY ANALYSIS

•	In conjunction with I-many, CRI developed a list of peer companies to be used in the proxy analysis in order to conduct a competitive market analysis of comparable positions. The selected peers are representative of established companies within the software industries, as shown below:

PEER LIST

Company Name	Total Revenues
Art Technology Group Inc.	$72,000,000
Captiva Software Corp.	$57,000,000
Chordiant Software Inc.	$68,000,000
Cogent Communications Group Inc.	$59,000,000
Docucorp International	$75,000,000
Imanage Inc.	$41,000,000
Netmanage Inc.	$51,000,000
Niku Corp.	$46,000,000
Open Solutions Inc.	$64,000,000
Pervasive Software Inc.	$39,000,000
SCO Group Inc.	$79,000,000
Selectica Inc.	$40,000,000
SS&C Technologies Inc.	$66,000,000
Stellent Inc.	$76,000,000
Ultimate Software Group Inc.	$60,000,000

•	CRI extracted compensation data from the Proxy Statements for the years of 2001, 2002, and 2003 from identified companies for the positions of Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President of Sales, and Chief Technology Officer. The positions of General Counsel and Vice President of Human Resources did not have significant data to include in this portion of the analysis.

•	All data collected (base salary and total cash compensation) from the Proxy Statements is based on a full year of employment. If the proxy statements show a partial year of service, data was not used in the analysis due the uncertainty of the specific date of hire. I-many’s base salary data is reported in the analysis as a full year of employment.

•	In addition, CRI extracted compensation data from the Proxy Statements to determine the historical Board of Directors compensation practices for the identified companies.

MARKET CONSENSUS ANALYSIS

•	To calculate the overall Market Consensus for base salary and total cash compensation, peer and published survey data were averaged at a weight of 2:1, respectively. We believe this provides the most accurate estimate of the value of the position within the competitive marketplace, since it blends both specific data from peer companies with published information.

•	A comparison of each employee’s base salary and total cash compensation vs. the marketplace was conducted. This exercise calculates what percent of the market the employee’s salary and total cash compensation is. Any figure that is greater than +/- 10% of the market consensus is considered to be either “above” or “below” market.

•	All I-many base salary and total cash compensation information was based on information provided to CRI by the Human Resources Department at I-many. In some instances, I-many base salaries have been pro-rated to an annual basis and are noted below under the specific executives name. In addition, compensation information for I-many may not match the Proxy Statement due to timing of payments.

•	Detailed market consensus information from the Proxy Statements and published survey data are provided in the Appendix.

STOCK OPTION VALUE ANALYSIS

•	For purposes of valuing stock option awards, two valuation methods were used based on the availability of data and variables that go into a valuation calculation.

•	We utilized a subscription based service, eComp® Data Services, to determine the calculated Black Scholes value. Values are calculated based on the following assumptions: Stock Price = Strike Price. Strike Price (expiration price) is loaded from the Proxy Statement. Time to expire is the difference between the option expiration year (loaded from the Proxy Statement) and the year for which the option was filed with the SEC. Volatility is calculated using stock prices based on the time to expire (e.g., a time to expire of 10 years will result in a volatility over 10 years prior to the option grant date). If the time to expire is less than five years, weekly stock prices are used (this is granularity level). If the time to expire is more then five years, monthly stock prices are used (another granularity level). Risk Free Interest Rate is based on the U.S. Government Bond Yield determined by the option term (time to expire) on the option grant date. eComp stores the 1, 5, 7, and 10-year treasury interest rates. Rates will be interpolated on a linear basis if they are not stored. Dividend yield is the annualized dividend yield on the option grant date (dividend per share/stock price). Dividend per share is calculated as the dividend payout on or before the option grant date multiplied by the annual dividend frequency. The number of options is loaded from the proxy statement.

•	If the calculated Black Scholes was not determined from the eComp services, a simplified option valuation method was utilized, which calculates the option value as the average number of options awarded multiplied by 33.3% of the Strike Price of the stock option at grant. It should be noted that this is a conservative calculation that provides a Black-Scholes calculated value without the requirement for detailed variability calculations.

EXECUTIVE COMPENSATION MARKET FINDINGS

Chief Executive Officer:

Overall Findings

	Name	Base Salary			Total Cash Compensation
		Annualized I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Leigh Powell	$250,000	$276,000	91%	$569,475	$430,000	132%
2002	Leigh Powell	$250,000	$300,000	83%	$508,546	$450,000	113%
2003	Leigh Powell	$250,000	$298,000	84%	$393,728	$477,000	83%

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Leigh Powell	396,416	313,117	127%	$1,227,317	$901,675	136%
2002	Leigh Powell	0	308,262	0%	$0	$431,489	0%
2003	Leigh Powell	536,776	217,268	247%	$462,040	$771,102	60%

Note:	7/24/2003 Grant:	Stock Price = $1.28	Strike Price = $.27
	12/10/2003 Grant:	Stock Price = $.82	Strike Price = $.22

Summary of Findings

•	Our analysis indicates that the CEO is at the marketplace for 2001 with regard to base salary. In 2002 and 2003, the CEO was paid below the marketplace with regard to base salary.

•	When comparing the total cash compensation levels to the market consensus, the CEO was paid above the marketplace for 2001 and 2002. During 2003, the total cash compensation paid was below the competitive marketplace.

•	Stock option grants awarded to the CEO were significantly above those of the market consensus in 2001 and 2003. The CEO was not given a stock option grant in 2002. In 2003, I-many awarded large stock option grants to executives in lieu of cash bonuses, which was significantly above the marketplace at the time.

•	The value of stock options granted to the CEO in 2001 was significantly above the marketplace. The CEO was granted options with a value significantly below the marketplace in 2003. The CEO was not give a stock option grant in 2002; therefore, there is no option value for that year.

•	The CEO was awarded 100,000 shares of restricted stock in 2001 and 2002. Restricted stock was not awarded to the executives in the proxy analysis.

Chief Financial Officer:

Overall Findings

	Name	Base Salary				Total Cash Compensation
		Annualized I-many		Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Kevin Collins	$165,000	*	$181,000	91%	*	$240,000	NA
2002	Kevin Collins	$174,038		$184,000	95%	$231,301	$238,000	97%
2003	Kevin Harris	$150,000	**	$196,000	77%	**	$261,000	NA

*	Mr. Collins’ base salary was reported in the Proxy Statement as $98,053 for a partial year of service in 2001. The table above represents an annualized base salary to reflect a true comparison of the marketplace. Mr. Collins was not given a cash bonus in 2001 based on working a partial year of service. Therefore, the total cash compensation was not compared to the marketplace for that year.
**	Mr. Harris’ base salary was reported in the Proxy Statement as $77,884 for a partial year of service in 2003. The table above represents an annualized base salary to reflect a true comparison of the marketplace. Mr. Harris was given a small cash bonus of $785 in 2003 based on working a partial year of service. Therefore, the total cash compensation was not compared to the marketplace for that year.

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Kevin Collins	185,000	145,000	128%	$745,116	$535,486	139%
2002	Kevin Collins	25,000	174,417	14%	$26,787	$398,008	7%
2003	Kevin Harris	372,066	67,783	549%	$344,099	$183,911	187%

Note:	7/24/2003 Grant:	Stock Price = $1.28	Strike Price = $.27
	12/10/2003 Grant:	Stock Price = $.82	Strike Price = $.22

Summary of Findings

•	Our analysis indicates that the CFO was paid at the marketplace with regard to base salary for 2001 and 2002 when compared to the market consensus for base salary. In 2003, the base salary was significantly below the market consensus.

•	When comparing the total cash compensation levels to the market consensus, the CFO was paid at the marketplace for 2002. Total cash compensation levels were not compared in 2001 and 2003 due to partial years of service.

•	Stock option grants awarded to the CFO were significantly below the market consensus in 2002. In 2001 and 2003 options granted to the CFO were above the market consensus. In 2003, I-many awarded large stock option grants to executives in lieu of cash bonuses, which was significantly above the marketplace at the time.

•	The value of stock options granted to the CFO in 2001 and 2003 was significantly above the marketplace. The CFO was granted options with a value significantly below the marketplace in 2002.

•	Chief Operating Officer:

Overall Findings

	Name	Base Salary				Total Cash Compensation
		Annualized I-many		Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Terry Nicholson	$181,000		$185,000	98%	$282,229	$263,000	107%
2002	Terry Nicholson	$185,750	*	$214,000	87%	$324,864	$316,000	103%
2003	Terry Nicholson	$200,000		$228,000	88%	$333,082	$332,000	100%

*	Mr. Nicholson was paid an annual base salary of $181,000 until October 2002 and $200,000 thereafter. The annualized base salary was determined by weighting the portion of the year the levels were in place.

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Terry Nicholson	246,928	175,000	141%	$718,618	$1,035,496	69%
2002	Terry Nicholson	35,000	177,974	20%	$37,503	$286,932	13%
2003	Terry Nicholson	429,421	108,000	398%	$369,632	$346,422	107%

Note:	7/24/2003 Grant:	Stock Price = $1.28	Strike Price = $.27
	12/10/2003 Grant:	Stock Price = $.82	Strike Price = $.22

Summary of Findings

•	Our analysis indicates that the COO was paid slightly below the marketplace with regard to base salary for 2002 and 2003 when compared to the market consensus for base salary. In 2001, the COO was paid at the marketplace with regard to base salary.

•	When comparing the total cash compensation levels to the market consensus, the COO was paid at the marketplace for 2001, 2002 and 2003.

•	Stock option grants awarded to the COO were significantly above those of the market consensus in 2001 and 2003. In 2002, the numbers of stock options granted were significantly below the marketplace. In 2003, I-many awarded large stock option grants to executives in lieu of cash bonuses, which was significantly above the marketplace at the time.

•	The value of stock options granted to the COO in 2001 and 2002 was significantly below the marketplace. In 2003, the value of the stock options granted was at the marketplace.

Vice President of Sales:

Overall Findings

	Name	Base Salary				Total Cash Compensation
		Annualized I-many		Market Consensus	I-many Vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Timothy Curran	$165,000		$130,000	127%	$243,446	$153,000	159%
2002	Timothy Curran	$174,750	*	$165,000	105%	$295,431	$229,000	129%
2003	Mark Smith	$180,000		$177,000	101%	$195,000	$254,000	76%

*	Mr. Curran was paid an annual base salary of $170,000 until September 2003 and $190,000 thereafter. The annualized base salary was determined by weighting the portion of the year the levels were in place.

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Timothy Curran	216,339	*	NA	$650,462	*	NA
2002	Timothy Curran	35,000	86,700	40%	$37,503	$155,993	24%
2003	Mark Smith	396,479	69,000	575%	$322,678	$206,541	156%

*	Insufficient data available

Note:	7/24/2003 Grant:	Stock Price = $1.28	Strike Price = $.27
	12/10/2003 Grant:	Stock Price = $.82	Strike Price = $.22

Summary of Findings

•	Our analysis indicates that the VP of Sales was paid at the marketplace with regard to base salary for 2002 and 2003, when compared to the market consensus for base salary. In 2001, the VP of Sales was paid significantly above the market consensus for base salary.

•	When comparing the total cash compensation levels to the market consensus, the VP of Sales was paid significantly above the marketplace for 2001 and 2002. In 2003, the VP of Sales total cash compensation was below the market consensus.

•	Stock option grants awarded to the VP of Sales were significantly below those of the market consensus in 2002. In 2003, the stock option grants awarded to the VP of Sales were significantly above the market consensus. In 2003, I-many awarded large stock option grants to executives in lieu of cash bonuses, which was significantly above the marketplace at the time. Insufficient data was provided in 2001.

•	The value of stock options granted to the VP of Sales in 2002 was significantly below the marketplace. Insufficient data was available in 2001. In 2003, the value of the stock options granted was significantly above the marketplace.

Chief Technology Officer:

Overall Findings

	Name	Base Salary				Total Cash Compensation
		Annualized I-many		Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Greg Cornellier	$170,000		$139,000	122%	$170,000	$165,000	103%
2002	Greg Cornellier	$170,000		$171,000	99%	$201,500	$202,000	100%
2003	Leonard Rainow	$179,166	*	$174,000	103%	$216,666	$200,000	108%

*	Mr. Rainow was paid an annual base salary of $175,000 until July 2003 and $185,000 thereafter. The annualized base salary was determined by weighting the portion of the year the levels were in place.

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Greg Cornellier	61,000	52,000	117%	$117,713	*	NA
2002	Greg Cornellier	15,000	173,333	9%	$16,073	$178,869	9%
2003	Leonard Rainow	375,743	203,000	185%	$323,428	$212,771	152%

*	Insufficient variables available to calculate stock option value

Note:	7/24/2003 Grant:	Stock Price = $1.28	Strike Price = $.27
	12/10/2003 Grant:	Stock Price = $.82	Strike Price = $.22

Summary of Findings

•	Our analysis indicates that the CTO was paid at the marketplace with regard to base salary for 2002 and 2003, when compared to the market consensus for base salary. In 2001, the CTO’s base salary was above the market consensus.

•	When comparing the total cash compensation levels to the market consensus, the CTO was paid at the marketplace for 2001, 2002 and 2003.

•	Stock option grants awarded to the CTO were above those of the market consensus in 2001 and 2003. Options granted to the CTO in 2002 were significantly below the marketplace. In 2003, I-many awarded large stock option grants to executives in lieu of cash bonuses, which was significantly above the marketplace at the time.

•	The value of stock options granted to the CTO in 2002 was significantly below the marketplace. In 2003, the value of the stock options granted was significantly above the marketplace. Insufficient data was available in 2001.

General Counsel:

Overall Findings

	Name	Base Salary				Total Cash Compensation
		Annualized I-many		Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Robert Schwartz	$145,000	*	$165,000	88%	*	$250,000	NA
2002	Robert Schwartz	$145,000		$170,000	85%	$157,977	$211,000	75%
2003	Robert Schwartz	$147,500	**	$174,000	84%	$177,050	$218,000	81%

Note:	Market consensus is based only on the published surveys.

*	Mr. Schwartz’s base salary was reported in the proxy statement as $44,058 for a partial year of service. The table above represents an annualized base salary to reflect a true comparison of the marketplace. Mr. Schwartz was not given a cash bonus in 2001 based on working a partial year of service. Therefore, his total cash compensation was not compared to the marketplace.
**	Mr. Schwartz was paid an annual base salary of $145,000 until June 2003 and $150,000 thereafter. The annualized base salary was determined by weighting the portion of the year the levels were in place.

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Robert Schwartz	60,000	NA	NA	$157,048	NA	NA
2002	Robert Schwartz	12,000	NA	NA	$12,858	NA	NA
2003	Robert Schwartz	311,330	NA	NA	$267,983	NA	NA
Note:	Proxy data was unavailable for this position

Note:	7/24/2003 Grant:	Stock Price = $1.28	Strike Price = $.27
	12/10/2003 Grant:	Stock Price = $.82	Strike Price = $.22

Summary of Findings

•	Our analysis indicates that the General Counsel was slightly below the marketplace with regard to base salary for 2001, 2002 and 2003, when compared to the market consensus for base salary.

•	When comparing the total cash compensation levels to the market consensus, the General Counsel was paid below the marketplace for 2002 and 2003. Total cash compensation levels were not compared in 2001, due to a partial year of service.

•	This position was not included in the peer Proxy Statements; therefore, an analysis of stock option grants and values was not conducted. In 2003, I-many awarded large stock option grants to executives in lieu of significant cash bonuses, which would have been significantly above the marketplace if peer data were available.

Vice President of Human Resources:

Overall Findings

	Name	Base Salary			Total Cash Compensation
		Annualized I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Alan Cardinal	$140,000	$110,000	127%	$152,424	$121,000	126%
2002	Alan Cardinal	$150,000	$124,000	121%	$208,404	$152,000	137%
2003	Alan Cardinal	$150,000	$114,000	132%	$192,379	$129,000	149%

Note:	Market consensus is based only on the published surveys.

	Name	Stock Option Grant			Stock Option Value
		I-many	Market Consensus	I-many vs. Market	I-many	Market Consensus	I-many vs. Market
2001	Alan Cardinal	86,132	NA	NA	$429,771	NA	NA
2002	Alan Cardinal	25,000	NA	NA	$26,787	NA	NA
2003	Alan Cardinal	NA	NA	NA	NA	NA	NA

Note:	Proxy data was unavailable for this position

Summary of Findings

•	Our analysis indicates that the VP of Human Resources was paid above the marketplace with regard to base salary for 2001, 2002 and 2003, when compared to the market consensus for base salary.

•	When comparing the total cash compensation levels to the market consensus, the VP of Human Resources was paid above the marketplace for 2001, 2002 and 2003.

•	This position was not included in the peer Proxy Statements; therefore, an analysis of stock option grants and values was not conducted.

BOARD OF DIRECTORS COMPENSATION MARKET FINDINGS

Proxy Analysis Findings

•	The following table reports our market analysis findings for the elements of Board of Directors compensation:

Compensation Component	# of Companies Providing Component	% of Companies Providing Component	Range	Market Consensus
Annual Retainer	5	33.3%	$10,000 - $25,000	$15,400
Fees per Board Meeting	4	26.6%	$500 - $1,500	$1,000
Fees per Committee Meeting	4	26.6%	$250 - $1,000	$813
Fees for Board Chair	1	6.6%	$2,000	$2,000
Fees for Committee Chair	1	6.6%	$5,000	$5,000
Stock Options (initial grant)	10	66.6%	10,000 – 180,000	45,000
Stock Options (annual grant)	9	60.0%	7,500 – 60,000	16,722

•	As a result of our market analysis, the average number of Directors who sat on the Board, as well as the average number of annual Board meetings held were:

Number of Directors	Number of Board Meetings
6	6

•	The following table identifies the various Committees that exist within peer organizations, and the average number of meetings conducted on an annual basis:

Compensation Committee	Audit Committee	Nominating & Governance Committee
5	4	0

Observations

•	Our extensive research on Board of Directors compensation has revealed the following:

•	Annual retainers are usually paid in quarterly installments.

•	Board members are typically reimbursed for travel expenses, as they relate to meeting attendance or other work on behalf of the company.

•	The compensation of Directors is typically composed of a combination of cash and stock.

•	As a result of the Sarbanes-Oxley Act, which places restrictions on the independence of Directors, most companies are instituting limitations on the maximum amount of compensation that a Director could receive in any one year.

•	Outside Directors receive compensation for their Board services, whereas inside Directors are not provided additional compensation for their Board services.

Summary of Findings

•	In 2001 and 2002, I-Many Board members were compensated $2,000 for each board meeting they attended in person. There were no retainers paid during that period, so the amounts paid to Board members prior to the third quarter of 2003 were exclusively for attended Board meetings. After the second quarter of 2003, Board members were paid a quarterly retainer equal to $10,000 annually. Overall, Board members in 2001, 2002, and 2003 were paid below market standards with regard to cash compensation.

•	I-many Board members are given the option to purchase 62,500 shares of common stock when they are first elected to the Board. In addition, Board members have the option to purchase 25,000 shares on the date of each annual Board meeting. These practices provide significantly more stock options than those of the public peer companies.

•	In 2003, three (3) Board members were given 5,405 shares of restricted stock. The public peer companies analyzed were not given any restricted stock grants.

I-many’s Executive Compensation Practices

I-many’s 2003 Executive Compensation Philosophy

Our philosophy on establishing executive compensation is to foster a high performance culture that motivates and retains high-performing executives. In implementing this philosophy, we establish executive compensation policies based on current corporate performance, the potential for future performance gains, whether stockholder value has been or will be enhanced, and competitive market conditions for executives in similar positions at local, regional, and national companies having similar revenues and number of employees. Subject to the provisions of any long-term agreement we may have with employees, we seek to evaluate these factors for each Executive Officer on an annual basis, including consideration of the contribution made by each Officer over the prior fiscal year. I-many’s compensation package for its Officers generally includes a combination of an annual salary and bonus and, depending on the package of options already held by the employee, an additional stock option grant. We believe that our executive compensation provides an overall level of compensation that is competitive with companies in our industry of comparable size and complexity.

Base Salary. In determining base salaries, we take into consideration competitive market conditions in the employee’s relevant market and each individual’s role and responsibilities in the organization.

Bonus. We award our Executive Officers quarterly and year-end bonuses based on pre-determined company and individual performance goals. The ranges of these bonuses reflect the individual’s specific responsibilities, experience and overall performance as well as performance of I-many during the year. We generally seek to set bonuses such that total salary and bonus compensation (not including the value of any stock option grant) to our Officers is above the median for cash compensation paid by comparable companies. These bonuses are determined with reference to pre-established formulas.

Stock Options. We award our Executive Officers discretionary annual stock option grants. Like cash bonuses, these grants reflect the individual’s specific responsibilities, experience and overall performance, as well as performance of I-many during the year. We generally seek to set option grants that will meaningfully increase the Officer’s motivation to contribute energetically to the Company’s performance by aligning the Officer’s financial interests with the stockholders’ interest in an increasing market price for our common stock.

I-many’s 2002 Executive Compensation Philosophy

Our philosophy on establishing executive compensation is to foster a high performance culture that motivates and retains high-performing executives. In implementing this philosophy, we establish executive compensation policies based on current corporate performance, the potential for future performance gains, whether stockholder value has been or will be enhanced, and competitive market conditions for executives in similar positions at local, regional and national companies having similar revenues and number of employees. Subject to the provisions of any long-term agreement we may have with employees, we seek to evaluate these factors for each Officer on an annual basis, including consideration of the contribution made by each Officer over the prior fiscal year. I-many’s compensation package for its officers generally includes a combination of an annual salary and bonus and, depending on the package of options already held by the employee, an additional stock option grant. We believe that our executive compensation provides an overall level of compensation that is competitive with companies in our industry of comparable size and complexity.

Base Salary. In determining base salaries, we take into consideration competitive market conditions and each individual’s role and responsibilities in the organization.

Bonus. We award our Executive Officers discretionary quarterly and year-end bonuses. These bonuses reflect the individual’s specific responsibilities, experience and overall performance as well as performance of I-many during the year. We generally seek to set bonuses such that total salary and bonus compensation (not including the value of any stock option grant) to our executives, including bonuses, is above the median for cash compensation paid by comparable companies. These bonuses are determined partially on a subjective basis and partially with reference to pre-established formulas.

APPENDIX

Chief Executive Officer:

	Source	Base Salary		TCC		Options	Option Value
2001	Published Surveys Proxy Analysis Market Consensus	$ $ $	249,000 289,000 276,000	$ $ $	322,000 484,000 430,000	NA 313,117 313,117	$ $	NA 901,675 901,675
2002	Published Surveys Proxy Analysis Market Consensus	$ $ $	269,000 316,000 300,000	$ $ $	378,600 486,000 450,000	NA 308,262 308,262	$ $	NA 431,489 431,489
2003	Published Surveys Proxy Analysis Market Consensus	$ $ $	271,000 312,000 298,000	$ $ $	358,000 536,609 477,000	NA 217,268 217,268	$ $	NA 771,102 771,102

Chief Financial Officer:

	Source	Base Salary		TCC		Options	Option Value
2001	Published Surveys Proxy Analysis Market Consensus	$ $ $	144,000 200,000 181,000	$ $ $	179,000 270,000 240,000	NA 145,000 145,000	$ $	NA 535,486 535,486
2002	Published Surveys Proxy Analysis Market Consensus	$ $ $	165,000 194,000 184,000	$ $ $	211,000 252,000 238,000	NA 174,417 174,417	$ $	NA 398,008 398,008
2003	Published Surveys Proxy Analysis Market Consensus	$ $ $	165,000 212,000 196,000	$ $ $	204,000 290,000 261,000	NA 67,783 67,783	$ $	NA 183,911 183,911

Chief Operating Officer:

	Source	Base Salary		TCC		Options	Option Value
2001	Published Surveys Proxy Analysis Market Consensus	$ $ $	190,000 182,000 185,000	$ $ $	250,000 270,000 263,000	NA 175,000 175,000	$ $	NA 1,035,496 1,035,496
2002	Published Surveys Proxy Analysis Market Consensus	$ $ $	209,000 216,000 214,000	$ $ $	318,000 315,000 316,000	NA 177,974 177,974	$ $	NA 286,932 286,932
2003	Published Surveys Proxy Analysis Market Consensus	$ $ $	212,000 236,000 228,000	$ $ $	279,000 358,000 332,000	NA 108,000 108,000	$ $	NA 346,422 346,422

Vice President of Sales:

	Source	Base Salary		TCC		Options	Option Value
2001	Published Surveys Proxy Analysis Market Consensus	$ $	130,000 NA 130,000	$ $	153,000 NA 153,000	NA NA NA		NA NA NA
2002	Published Surveys Proxy Analysis Market Consensus	$ $ $	145,000 174,700 165,000	$ $ $	180,000 254,000 229,000	NA 86,700 86,700	$ $	NA 155,993 155,993
2003	Published Surveys Proxy Analysis Market Consensus	$ $ $	136,000 198,100 177,000	$ $ $	152,000 305,000 254,000	NA 69,000 69,000	$ $	NA 206,541 206,541

Chief Technology Officer:

	Source	Base Salary		TCC		Options	Option Value
2001	Published Surveys Proxy Analysis Market Consensus	$ $ $	113,000 152,000 139,000	$ $ $	123,500 185,000 165,000	NA 52,000 52,000		NA NA NA
2002	Published Surveys Proxy Analysis Market Consensus	$ $ $	132,000 191,000 171,000	$ $ $	154,000 226,000 202,000	NA 173,333 173,333	$ $	NA 178,869 178,869
2003	Published Surveys Proxy Analysis Market Consensus	$ $ $	146,000 188,000 174,000	$ $ $	173,000 213,000 200,000	NA 203,000 203,000	$ $	NA 212,771 212,771

General Counsel:

	Source	Base Salary		TCC		Options
2001	Published Surveys Proxy Analysis Market Consensus	$ $	165,000 NA 165,000	$ $	250,000 NA 250,000	NA NA NA
2002	Published Surveys Proxy Analysis Market Consensus	$ $	170,000 NA 170,000	$ $	211,000 NA 211,000	NA NA NA
2003	Published Surveys Proxy Analysis Market Consensus	$ $	174,000 NA 174,000	$ $	218,000 NA 218,000	NA NA NA

Vice President of Human Resources:

	Source	Base Salary		TCC		Options
2001	Published Surveys Proxy Analysis Market Consensus	$ $	110,000 NA 110,000	$ $	121,000 NA 121,000	NA NA NA
2002	Published Surveys Proxy Analysis Market Consensus	$ $	124,000 NA 124,000	$ $	152,000 NA 152,000	NA NA NA
2003	Published Surveys Proxy Analysis Market Consensus	$ $	114,000 NA 114,000	$ $	129,000 NA 129,000	NA NA NA